As filed with the Securities and Exchange Commission on April 25, 2025

Registration No. 333-203611

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________________

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

___________________________________

BANK OF HAWAII CORPORATION

(Exact name of registrant as specified in its charter)

___________________________________

DELAWARE	99-0148992
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

130 Merchant Street

Honolulu, Hawaii 96813

(888) 643-3888

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

___________________________________

Bank of Hawaii Corporation 2015 Stock Compensation Plan

Bank of Hawaii Corporation 2025 Stock Compensation Plan

(Full title of the plan)

___________________________________

Patrick M. McGuirk, Esq.

Vice Chair, Chief Administrative Officer

Bank of Hawaii Corporation

130 Merchant Street

Honolulu, Hawaii 96813

(808) 694-7124

(Name, address, including zip code, and telephone number, including area code, of agent for service)

___________________________________

With a copy to:

Russell Lum, Esq.

Senior Vice President, Director of Legal, & Corporate Governance

Bank of Hawaii Corporation

130 Merchant Street

Honolulu, Hawaii 96813

(808) 694-8879

___________________________________

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

Bank of Hawaii Corporation (the “Company”) previously filed a Registration Statement on Form S-8 (File No. 333-203611) with the Securities and Exchange Commission (the “Commission”) on April 24, 2015 (the “Prior Registration Statement”) with respect to the offer and sale of 96,930 shares of the Company’s common stock, par value $0.01 per share (“Shares”), issuable under the Bank of Hawaii Corporation 2015 Director Stock Compensation Plan (the “2015 Director Plan”).

On February 28, 2025, the Board of Directors of the Company adopted the Bank of Hawaii Corporation 2025 Director Stock Compensation Plan (the “2025 Director Plan”) as a successor plan to the 2015 Director Plan. The 2025 Director Plan was subsequently approved by the Company’s stockholders at the Company’s 2025 Annual Meeting of Stockholders held on April 25, 2025 (the “Effective Date”) and, as a result, no further awards may be made under the 2015 Director Plan on or after the Effective Date.

The aggregate number of Shares authorized for issuance pursuant to the 2025 Director Plan is equal to 60,000 newly-authorized Shares (the “Newly-Authorized Shares”), plus (i) the number of Shares that remain reserved for issuance under the 2015 Director Plan as of the Effective Date and (ii) the number of Shares subject to any outstanding award under the 2015 Director Plan that, after the Effective Date, expire, or are terminated, surrendered, cancelled or forfeited for any reason without delivery of the Shares underlying such award ((i) and (ii) taken together, the “Rollover Shares”). As of the Effective Date, the maximum number of Rollover Shares that may be issued or transferred pursuant to awards under the 2025 Director Plan as a result of applying the formula described in (ii) and (iii) above will not exceed 81,124 Shares.

Accordingly, the Company is filing this Post-Effective Amendment No. 1 to the Prior Registration Statement (this “Post-Effective Amendment”) pursuant to Item 512(a)(1)(iii) of Regulation S-K and the Commission’s Compliance and Disclosure Interpretation 126.43 to amend the Prior Registration Statement to cover the offer and sale of the Rollover Shares under the 2025 Director Plan. The Company incorporates the contents of the Prior Registration Statement herein by reference.

Contemporaneously with the filing of this Post-Effective Amendment, the Company is filing a Registration Statement on Form S-8 to register the Newly-Authorized Shares under the 2025 Director Plan.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information required by this Part I has been omitted from this Post-Effective Amendment pursuant to the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this Post-Effective Amendment the following documents previously filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than, in each case, documents or information deemed to have been furnished to, rather than filed with, the Commission, which documents or information are specifically not incorporated by reference herein):

•
The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the “2024 Form 10-K”), filed with the Commission on March 4, 2025;
•
The Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 14, 2025;
•
The Company’s Current Reports on Forms 8-K, filed with the Commission on January 27, 2025, January 30, 2025, March 4, 2025, and April 18, 2025; and
•
The description of the Company’s common stock contained in Exhibit 4.2 to the 2024 Form 10-K, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Post-Effective Amendment and prior to the filing of a post-effective amendment that indicates the Company has sold all of the securities offered under this Post-Effective Statement or deregisters the distribution of all securities then remaining unsold shall be deemed to be incorporated by reference in this Post-Effective Amendment and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the

Commission shall not be deemed incorporated by reference into this Post-Effective Amendment unless specifically stated to the contrary in such filing.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Post-Effective Amendment. Subject to the foregoing, all information in this Post-Effective Amendment is so qualified in its entirety by the information appearing in the documents incorporated herein by reference.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers..

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a Delaware corporation to indemnify its directors and officers against certain liabilities and expenses they may incur in such capacities and provides that such persons have a right to indemnification against expenses (including attorneys’ fees) where they have been successful on the merits or otherwise in defense of certain types of actions or any claim, issue or matter therein. The indemnification provided by Section 145 is not exclusive of any other indemnification rights that may exist under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise. Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision shall not eliminate or limit the liability of (i) a director for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) a director for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under Section 174 of the DGCL, (iv) a director for any transaction from which the director derived an improper personal benefit, or (v) an officer in any action by or in the right of the corporation. No such provision shall eliminate or limit the ability of a director or officer for any act or omission occurring prior to the date when such provision becomes effective.

Article VI of the Company’s Bylaws require that the Company indemnify and hold harmless, to the fullest extent permitted by applicable law (including circumstances in which indemnification is otherwise discretionary), any person who was or is made or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company or is or was serving at its request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity (including service with respect to employee benefit plans) against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. In addition, the Company maintains insurance under which its directors, officers and employees are insured against certain liabilities.

Also, the Company’s Certificate of Incorporation includes provisions which eliminate the personal liability of the Company’s directors for monetary damages resulting from breaches of their fiduciary duty, provided that such provision does not eliminate liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations of Section 174 of the DGCL (concerning the willful or negligent violation of statutory provisions precluding payment of certain dividends and certain stock purchases or redemptions) or for any other transactions from which the director derived an improper personal benefit.

The foregoing is only a general summary of certain aspects of Delaware law, the Company’s Certificate of Incorporation and the Company’s Bylaws dealing with indemnification of directors and officers and does not purport to be complete. This description is intended only as a general summary and is qualified in its entirety by reference to the Company’s Certificate of Incorporation, the Company’s Bylaws and the DGCL, which contain detailed specific provisions regarding the circumstances under which and the persons for whose benefit indemnification shall or may be made.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit	Description

3.1

Certificate of Incorporation of Bank of Hawaii Corporation (f/k/a Pacific Century Financial Corporation and Bancorp Hawaii, Inc.), as amended (incorporated by reference to Exhibit 3.1 to Bank of Hawaii Corporation’s Annual Report on Form 10-K for its fiscal year ended December 31, 2005 filed on February 28, 2006).

3.2

Certificate of Amendment of Certificate of Incorporation of Bank of Hawaii Corporation (incorporated by reference to Exhibit 3.1 to Bank of Hawaii Corporation’s Current Report on Form 8-K filed on April 30, 2008).

3.3

Amended and Restated By-laws of Bank of Hawaii Corporation (as amended November 20, 2020) (incorporated by reference to Exhibit 3.2 to Bank of Hawaii Corporation’s Current Report on Form 8-K filed on November 23, 2020).

3.4

Certificate of Designations of 4.375% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A (incorporated by reference to Exhibit 3.1 to Bank of Hawaii Corporation’s Current Report on Form 8-K filed on June 15, 2021).

3.5

Certificate of Designations of 8.000% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B (incorporated by reference to Exhibit 3.1 to Bank of Hawaii Corporation’s Current Report on Form 8-K filed on June 21, 2024).

4.6

Instruments defining the rights of holders of long-term debt of Bank of Hawaii Corporation and its consolidated subsidiaries are not filed as exhibits because the amount of debt authorized under any such instruments does not exceed 10% of the total assets of Bank of Hawaii Corporation and its consolidated subsidiaries. Bank of Hawaii Corporation agrees to furnish a copy of any such instrument to the Commission upon request.

5.1*	Opinion of Ballard Spahr LLP.

10.1+

Bank of Hawaii Corporation 2025 Director Stock Compensation Plan (incorporated by reference from Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A for the 2025 Annual Meeting of Shareholders, as filed with the SEC on March 14, 2025 and incorporated herein by reference).

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2*	Consent of Ballard Spahr LLP (included in Exhibit 5.1 hereto).

24.1*	Power of Attorney (included on signature page hereto).

* Filed herewith

+ Indicates management contract or compensatory plan or arrangement.

Item 9. Undertakings.

(a)
The undersigned Company hereby undertakes:

a.
To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

i.
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee” table or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement; and

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

b.
That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Honolulu, State of Hawaii, on April 25, 2025.

BANK OF HAWAII CORPORATION
Date: April 25, 2025	/s/ Patrick M. McGuirk
Patrick M. McGuirk Vice Chair and Chief Administrative Officer

Each person whose signature appears below hereby constitutes and appoints Patrick M. McGuirk and Russell Lum, each acting alone, with power to act as our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 25, 2025.

/s/ Peter S. Ho	/s/ Dean Y. Shigemura
Peter S. Ho	Dean Y. Shigemura, Chief Financial Officer
Chairman of the Board and Chief Executive Officer	(Principal Financial Officer)
(Principal Executive Officer)

/s/ Keith M. Asato	/s/ John C. Erickson
Keith M. Asato, Director Financial Reporting (Principal Accounting Officer)	John C. Erickson, Director

/s/ Joshua D. Feldman	/s/ Michelle E. Hulst
Joshua D. Feldman, Director	Michelle E. Hulst, Director

/s/ Kent T. Lucien	/s/ Elliot K. Mills
Kent T. Lucien, Director	Elliot K. Mills, Director

/s/ Alicia E. Moy	/s/ Victor K. Nichols
Alicia E. Moy, Director	Victor K. Nichols, Director

/s/ Dana M. Tokioka	/s/ Raymond P. Vara, Jr.
Dana M. Tokioka, Director	Raymond P. Vara, Jr., Director

/s/ Suzanne P. Vares-Lum	/s/ Robert W. Wo
Suzanne P. Vares-Lum, Director	Robert W. Wo, Director